Exhibit 10.7

NOTE

$45,000,000	January 9, 2019

PAR PACIFIC HOLDINGS, INC., a Delaware corporation (the “Borrower”), promises to pay to the order of BANK OF HAWAII, a Hawaii corporation (the “Bank”), the principal sum of $45,000,000, together with interest on outstanding principal balances hereunder, computed on the basis of the actual number of days elapsed between payments and based on a 360-day year, as set forth below.

1. Interest Rate; Payments

(a) During the term of this Note (the “Term”), the interest rate on the outstanding principal balance shall be a floating rate equal to 3.50% above the applicable LIBOR for the Interest Period, which interest rate shall be subject to adjustment on the first day of each calendar month during the Term.

(b) During the Term, payments of accrued interest only shall be made on the first day of each calendar month, beginning with the payment due on February 1, 2019 and ending with the payment due on July 1, 2019.

(c) The entire unpaid principal balance and all accrued and theretofore unpaid interest thereon shall be due and payable in full on July 9, 2019, unless sooner due as hereinafter provided.

(d) Each installment payment is to be applied when received first to the payment of accrued interest and then to the reduction of outstanding principal.

2. Prepayments

(a) From time to time, the Borrower may make voluntary prepayments of principal under this Note, in whole or in part, with no prepayment privilege fee or premium.

(b) All prepayments of principal under this Note shall be applied against mandatory principal payments of the most remote maturity.

3. Loan Fees

In addition to all the payments due under this Note, on or before the date the Loan is disbursed, the Borrower shall pay the Bank $225,000, which is the Loan fee owing to the Bank. Also, the Borrower shall pay a $250,000 fee to the Bank if the Loan is not repaid on or before March 31, 2019, and another $250,000 fee if the Loan is not repaid on or before April 30, 2019.

4. Place and Date of Payment

All payments under this Note shall be made in immediately available U.S. funds at the Bank’s Loan Operations Department #298, P. O. Box 2715, Honolulu, Hawaii 96803, or at such other place as the Bank shall have designated in a written notice delivered to the Borrower. Whenever any payment to be made under this Note is due on a day that is not a Business Day, payment shall be made on the next succeeding Business Day and the extension of time shall be included in the computation of interest.

5. Late Charge

If any payment due under this Note is not received by the Bank within 10 days after its due date, the Borrower shall pay to the Bank a late charge in respect of that payment, in the amount of 5.0% of the overdue portion of the payment.

6. Events of Default.

The occurrence of any one or more of the following events shall constitute an Event of Default hereunder and under the other Loan Documents:

(a) The Borrower shall fail to pay when due any sum payable under this Note, and such failure shall continue for a period of 10 days.

(b) The Borrower shall fail to observe or perform any other obligation to be observed or performed by the Borrower under any of the Loan Documents and such failure shall continue for 30 days after written notice of such failure from the Bank to the Borrower.

(c) Any financial statement, other statement, representation, warranty or certificate made or furnished by the Borrower to the Bank shall be materially false, incorrect, or incomplete when made or delivered.

(d) The Borrower shall admit its inability to pay its debts as they mature, or shall make an assignment for the benefit of its creditors.

(e) A decree or order for relief shall be entered by a court having jurisdiction in respect of the Borrower in an involuntary case under the federal Bankruptcy Code or any other applicable federal or state bankruptcy, insolvency or similar law, or a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) shall be appointed for the Borrower or for any substantial part of its property, and any such decree or order shall continue unstayed and in effect for a period of 60 consecutive days.

(f) The Borrower shall commence a voluntary case under the federal Bankruptcy Code or any other applicable federal or state bankruptcy, insolvency or similar law, or shall consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) of any substantial part of its property.

(g) There shall be an “Event of Default” under any other financing or loan made by the Bank to the Borrower or to the Borrower’s subsidiaries.

7. Acceleration; Default Rate

If any Event of Default shall occur and be continuing, the entire principal sum and accrued interest thereon, together with costs and (to the extent permitted under applicable law) reasonable attorneys’ fees incurred by the Bank in collecting or enforcing payment, shall, at the option of the Bank, immediately become due and payable, anything herein contained to the contrary notwithstanding, time being of the essence. In an Event of Default, the Bank shall also have any and all other rights and remedies under the Loan Documents, by applicable law or in equity. If an Event of Default shall occur and be continuing, the Bank, at its option, even if acceleration has not occurred, may increase the interest rate on the outstanding principal balance under this Note to the Default Rate. The whole of the outstanding principal sum shall bear interest at the Default Rate from and after maturity whether or not resulting from acceleration.

8. Definitions. As used in this Note:

(a) “Base Rate” means the primary index rate established from time to time in good faith by the Bank in the ordinary course of its business and with due consideration of the money market, and published by intrabank circular letters or memoranda for the guidance of its loan officers in pricing all of its loans which float with the Base Rate. A change in the Base Rate shall take effect on the date upon which a change in the Base Rate is announced, with or without notice to the Borrower.

(b) “Business Day” means any day on which the main branch of the Bank in Honolulu is open to the public for business and a day on which dealings are carried on in the interbank market(s) used to determine LIBOR.

(c) “Default Rate” means interest at a floating rate four percentage points (4%) above the Base Rate, or at a fixed rate of 18% per year, whichever is greater at any time.

(d) “Interest Period” means a period of one (1) month, beginning on the first day of the calendar month and ending on the last day of that month; provided, however, that the first Interest Period under this Note shall begin on the date that the Loan is disbursed and end on the last day of the month in which the disbursement is made, and LIBOR for that first Interest Period shall still be based on a one month Interest Period.

(e) “LIBOR” means the reserve-adjusted rate of interest per annum, rounded if necessary, to the nearest four (4) decimal places, at which U.S. dollar deposits in immediately available funds are offered to major banks in the interbank market. The Bank shall establish LIBOR for each Interest Period based on offered rates as reported by reporting services generally used by the Bank. Rates are quoted based on both the Interest Period and the outstanding principal balance of the Loan. The interest rate change will not occur more often than once each month and will be the rate on the day which is two (2) Business Days prior to the first day of each calendar month. Such rate shall incorporate the following adjustment for any reserve requirements relative to dollar deposits, placed on the Bank by any regulatory body:

LIBOR (Unadjusted)
LIBOR (Reserve Adjusted) =	(100% - LIBOR Reserve Requirement)

In the event LIBOR for any Interest Period would be less than 0.0% per annum, then the LIBOR rate for such Interest Period shall be deemed to be 0.0% per annum. The Bank’s determination of LIBOR shall be binding and conclusive upon the Borrower absent manifest error. The Bank’s LIBOR rate is not intended to serve any purpose other than providing an index to determine the interest rate used under this Note.

(f) “LIBOR Reserve Requirement” means the then maximum effective rate per annum (expressed as a percentage), as determined solely by the Bank, of reserve requirements imposed by any regulatory body (such as those pursuant to Regulation D of the Board of Governors of the Federal Reserve System) on LIBOR liabilities of U.S. banks having a term to maturity equal to the Interest Period; and as adjusted by the Bank for changes or scheduled changes in such percentage during the Interest Period.

(g) “Loan” means the $45,000,000 loan evidenced by this Note.

(h) “Loan Documents” means this Note, that certain Loan Agreement dated on or about the date hereof, made by and between the Borrower and the Bank, and any and all other documents which evidence or secure the Loan, including all amendments thereto.

9. Miscellaneous

(a) LIBOR Provisions. Notwithstanding anything to the contrary contained in this Note, the Borrower agrees that the following shall apply to the interest rate based on LIBOR:

(i) If the Bank determines (which determination shall be conclusive absent manifest error) that LIBOR is unavailable, unascertainable or illegal, or fails adequately to reflect the cost of making loans based on LIBOR, but such circumstances are likely to exist for less than three (3) consecutive Interest Periods, then the Bank shall forthwith give notice thereof to the Borrower, whereupon (until such time as the Bank notifies the Borrower that such circumstances no longer exist), LIBOR shall be replaced with a rate equal to the Fed Funds Rate plus 50 basis points.

As used herein, “Fed Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Bank from three Federal Funds brokers of recognized standing selected by the Bank; provided, however, that if the Fed Funds Rate determined as provided above would be less than zero percent (0.0%), then the Fed Funds Rate shall be deemed to be zero percent (0.0%).

(ii) If the Bank determines that any of the following conditions exist (which determination shall be conclusive absent manifest error):

(1) LIBOR is unavailable, unascertainable or illegal, or fails adequately to reflect the cost of making loans based on LIBOR,

(2) LIBOR is no longer a widely recognized benchmark rate for newly originated loans in the United States commercial real estate loan market, or

(3) LIBOR shall no longer be used for determining rates in the United States commercial real estate loan market within the upcoming 6 months, as specified by any administrator for any service providing such LIBOR quotes, then the Bank will establish a replacement rate for LIBOR (the “Replacement Rate”), based on the prevailing market convention for determining a rate of interest for commercial real estate loans in the United States at such time and similar transactions in which the Bank is serving as lender. The Bank shall notify the Borrower of the Replacement Rate, and the Replacement Rate shall replace LIBOR in determining the applicable interest rate for the Loans, notwithstanding anything to the contrary set forth in provisions of the Loan Documents relating to amendments, unless the Bank shall have received, within five (5) Business Days of the date notice of the Replacement Rate is provided to the Borrower, a written notice from the Borrower stating that the Borrower objects to the Replacement Rate (which such notice shall state with specificity the reasons for such objection). If the Borrower so objects to the Replacement Rate and until the Bank and the Borrower agree upon another rate to replace LIBOR, LIBOR shall be replaced with an interest rate equal to the Fed Funds Rate plus 50 basis points, without the need for consent from the Borrower or a written amendment to any Loan Document, notwithstanding anything to the contrary set forth in the Loan Documents.

(iii) If, after the date hereof, the adoption of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof or compliance by the Bank with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency:

(1) Shall subject the Bank to any tax, duty or other charge with respect to an interest rate based on LIBOR, or shall change the basis of taxation of payments to the Bank of the principal of or interest or in respect of any other amounts due under this Note because of an interest rate based on LIBOR (except for changes in the rate of tax on the overall net income or gross income of the Bank); or

(2) Shall impose, modify or deem applicable any reserve (including, without limitation, any imposed by the Board of Governors of the Federal Reserve System, but excluding any included in the LIBOR Reserve Requirement described in this Note), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, the Bank;

and the result of any of the foregoing is to increase the cost to the Bank of making or maintaining the Loan with an interest rate based on LIBOR, or to reduce the amount of any sum received or receivable by the Bank under this Note, by an amount deemed by the Bank to be material, then, within 15 Business Days after demand by the Bank, supported by a certification showing in reasonable detail the calculation and amount of such increased costs or reduction, the Borrower agrees to pay to the Bank, such additional amount or amounts as will compensate the Bank for such increased cost or reduction of receivables. The Bank shall promptly notify the Borrower of any event of which it has knowledge, occurring after the date hereof, which will entitle the Bank to compensation pursuant to this paragraph. A certificate of the Bank claiming compensation under this section and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, the Bank may use any reasonable averaging and attribution methods.

(b) Governing Law; Jurisdiction. This Note is to be construed in accordance with, and governed by, the laws of the State of Hawaii. The Borrower irrevocably consents and submits to the exclusive jurisdiction of the state courts of the State of Hawaii and the United States District Court for the District of Hawaii with respect to any action instituted under this Note or any other Loan Document.

(c) Waiver and Consent. The Borrower and all endorsers and all other persons liable on this Note waive demand, protest and notice of demand, protest and nonpayment and consent to any and all renewals and extensions in time of payment hereof and further agree that at any time the terms of the payment hereof may be modified or security released, by agreement between the Bank and any owner of the premises affected by the instruments securing this Note without affecting the liability of any party to this Note or of any person liable or to become liable with respect to any indebtedness evidenced hereby. In any action or proceeding to recover any sum herein provided for, no defense of adequacy of security or that resort must first be had to any security or to any other person shall be asserted.

(d) Successors and Assigns. All of the covenants, provisions and conditions herein contained are made on behalf of, and shall apply to and bind, the successors and assigns of the Borrower and inure to the benefit of the successors and assigns of the Bank.

10. Waiver of Jury Trial

The Borrower and, by its acceptance of this Note, the Bank hereby waive their respective rights to a trial before a jury in connection with any dispute, proceeding or claim arising out of, or in any way related to, the Loan, this Note, or any of the other Loan Documents.

PAR PACIFIC HOLDINGS, INC., a Delaware corporation

By	/s/ William Monteleone
Name: Will Monteleone
Title: CFO